Exhibit 99

For Immediate Release

Kevin Kaastra

Vice President of Finance

Fremont Michigan InsuraCorp, Inc.

(231) 924-0300

or

Noel Ryan, Don Hunt

Investor Relations

Lambert, Edwards & Associates, Inc.

616-233-0500

Fremont Michigan InsuraCorp, Inc. Announces

Results for Third Quarter

Fremont, Michigan, November 6, 2006 — Fremont Michigan InsuraCorp, Inc. (OTC BB: FMMH), today announced net income of $781,184 or $0.89 per diluted share for the third-quarter of 2006. For the nine months of 2006, net income was $3.9 million, or $4.40 per diluted share. In the third quarter of 2005, the Company generated net income of $5.4 million or $6.20 per diluted share and $6.8 million or $7.86 per diluted for the nine months of 2005; however, both the 2005 third quarter and nine month period included the impact of reversing a deferred tax asset valuation allowance which increased net income by $3.8 million or $4.39 per diluted share for the 2005 third quarter and $4.46 per diluted share for the first nine months of 2005.

Direct premiums written increased 5.7% during the third quarter and 6.7% during the nine month period. Led by strong new business opportunities and consistent policy renewal rates in the quarter, direct premiums written for the personal auto line realized the largest increase, growing 9.1 percent over the year ago period. Personal auto was further boosted by increased market penetration by several of the Company’s independent agents. “We continue to face a highly competitive Michigan market. Although the pricing environment remains soft we continue to grow by focusing on target markets that we feel are appropriately priced,” said Richard E. Dunning, President and CEO of Fremont Michigan InsuraCorp, Inc.

Net premiums earned in the third quarter 2006 decreased $605,000, however, the decline was a result of higher net premiums earned of approximately $1,000,000 in the 2005 quarter relating to the quota share reinsurance agreement which had previously been placed into runoff. Net premiums earned for the 2006 quarter increased $396,000 or 4.2% as compared to the 2005 quarter after excluding the $1,000,000 quota share impact as a result of growth in direct premiums earned of approximately $650,000 offset by higher ceded premiums earned of approximately $254,000 under the Company’s ongoing reinsurance agreements.

The Company’s third-quarter Loss and LAE Ratio (incurred losses and LAE divided by net premiums earned) grew to 58.5 percent compared to 50.6 percent last year. The increase was driven primarily by weather-related losses during July triggered by strong thunderstorms coupled with an increase in the volume and severity of personal auto claims. “Typically the third quarter can be our most volatile quarter as a result of weather conditions in Michigan. The third quarter of 2005 was a very mild quarter from a weather standpoint while the third quarter of 2006 was a more normal quarter in terms of expected weather related losses,” said Kevin Kaastra, Vice President of Finance of Fremont Michigan InsuraCorp, Inc. Despite the increase in the loss ratio in the third quarter, the loss ratio for the nine months of 2006 was 51.4% which is still below the 2005 loss ratio of 56.4% as a result of overall lower loss severity during the nine months of 2006.

The expense ratio during the third quarter 2006 was 35.0% compared to 30.8% in the 2005 quarter. For the nine months of 2006 the expense ratio was 34.8% compared to 33.9% in the prior year period. The increase in the expense ratio for the quarter was driven by the reduction in net premiums earned during the 2006 quarter coupled with increased operating expenses including depreciation, salaries and costs associated with agent incentives.

“While weather trends were less favorable during the quarter, we continue to experience growth in premiums written within key product segments, including personal and farm,” said Kaastra. “Our continued premium growth is a testament to our ability to service our agents and policyholders despite a continuing soft market, including increased competition from out-of-state players.”

The Company’s combined ratio for the quarter was 93.5 percent, as compared to 81.4 percent in the 3rd quarter of 2005 quarter while the nine month combined ratio was 86.2% in 2006 compared to 90.3% in 2005.

Fremont ended the third quarter of 2006 with total investments of $54.5 million, up 6 percent for the first nine months of 2006. The Company realized a 23.5 percent increase in net investment income for the third quarter and a 7 percent increase in net investment income thus far in 2006 driven by growth in invested assets as well as increased yields in the fixed maturity portfolio. During the first nine months of 2006, cash and cash equivalents have increased to $4.5 million, compared to $1.5 million as of December 31, 2005. Stockholders’ equity at quarter-end had increased 16.7 percent to $30.1 million, compared to $25.8 million as of December 31, 2005.

In October 2006 the Company’s Board of Directors approved a two-for-one stock split on its common stock in the form of a 100% stock dividend. The record date is October 31, 2006, and stockholders of record at the close of business on the record date will receive one additional share for every share held. The dividend shares will be payable on November 17, 2006. After the split, Fremont Michigan InsuraCorp, Inc. will have approximately 1,725,000 shares outstanding. All share and per share numbers disclosed in this press release and the accompanying financial statements are presented pre-stock split.

Third Quarter 2006 Key Highlights

•	Net income was $781,184 in the third quarter of 2006 as compared to net income of $5.4 million in the third quarter of 2005. Net income for the 2005 quarter was significantly higher as a result of a $3.8 million tax benefit coupled with higher net premiums earned of $1,000,000 associated with a quota share reinsurance agreement that had previously been placed into runoff.

•	Revenues were $10.5 million in the third quarter of 2006 as compared to $10.9 million in third quarter 2005. Revenue for the 2005 quarter was higher as a result of increased net premiums earned of $1,000,000 associated with a quota share reinsurance agreement.

•	Stockholders’ equity increased 16.7 percent to $30.1 million as of September 30, 2006, up from $25.8 million at December 31, 2005.

•	Direct premiums written increased 5.7 percent in the third quarter 2006 to $13.5 million, up from $12.8 million in the third quarter of 2005.

•	As of September 30, 2006, total assets increased 9.2 percent to $82.9 million, while total liabilities increased 5.2 percent to $52.7 million compared to the balances at December 31, 2005.

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont Michigan InsuraCorp, Inc.

There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Fremont Michigan InsuraCorp, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Fremont Michigan InsuraCorp, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

FREMONT MICHIGAN INSURACORP, INC. AND SUBSIDIARY

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Net premiums earned	$9,908,832	$10,513,429	$29,140,172	$28,935,596
Net investment income	459,670	372,203	1,305,136	1,219,438
Net realized gains (losses) on investments	(217)	5,586	295,494	388,006
Other income, net	107,201	103,033	305,452	296,944

Total revenues	10,475,486	10,994,251	31,046,254	30,839,984

Expenses:
Losses and loss adjustment expenses, net	5,804,215	5,317,945	14,983,839	16,330,203
Policy acquisition and other underwriting expenses	3,463,918	3,237,258	10,132,178	9,796,168
Interest expense	50,580	77,111	177,823	232,152

Total expenses	9,318,713	8,632,314	25,293,840	26,358,523

Income before federal income tax expense	1,156,773	2,361,937	5,752,414	4,481,461

Federal income tax expense	375,589	(3,022,245)	1,889,560	(2,314,523)

Net income	$781,184	$5,384,182	$3,862,854	$6,795,984

Net income per common share
Basic	$.91	$6.25	$4.48	$7.88
Diluted	$.89	$6.20	$4.40	$7.86

FREMONT MICHIGAN INSURACORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(Unaudited)

	September 30, 2006	December 31, 2005
Assets

Investments:
Fixed maturities available for sale, at fair value	$43,475,477	$41,644,429
Equity securities available for sale, at fair value	10,809,029	9,508,185
Mortgage loans on real estate from related parties	262,731	262,294

Total investments	54,547,237	51,414,908
Cash and cash equivalents	4,475,410	1,542,581
Receivable from investments	997,249	—
Premiums due from policyholders, net	7,619,751	7,143,537
Amounts due from reinsurers	6,257,873	7,499,227
Accrued investment income	453,615	402,937
Deferred policy acquisition costs	3,243,275	3,092,618
Deferred federal income taxes	3,474,536	3,774,445
Property and equipment, net of accumulated depreciation	1,709,247	1,082,547
Other assets	151,115	7,827

	$82,929,308	$75,960,627

Liabilities and Stockholders’ Equity

Liabilities:
Losses and loss adjustment expenses	$21,250,687	$18,866,814
Unearned premiums	21,265,334	20,437,157
Reinsurance funds withheld and premiums ceded payable	19,730	1,026,340
Accrued expenses and other liabilities	7,345,186	6,903,968
Surplus notes	2,890,288	2,890,288

Total liabilities	52,771,225	50,124,567

Commitments and contingencies

Stockholders’ Equity
Preferred stock, no par value, authorized 4,500,000 shares, no shares issued and outstanding	—	—
Class A common stock, no par value, authorized 5,000,000 shares, 862,728 and 862,128 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	—	—
Class B common stock, no par value, authorized 500,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	7,596,519	7,550,304
Retained earnings	22,158,934	18,296,080
Accumulated other comprehensive income (loss):
Net unrealized gains (losses) on investments, net of deferred federal income taxes	402,630	(10,324)

Total stockholders’ equity	30,158,083	25,836,060

Total liabilities and stockholders’ equity	$82,929,308	$75,960,627